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                                                                  EXHIBIT 10.13


                           RESEARCH SERVICES AGREEMENT

        This AGREEMENT is made and entered as of August ___, 1999, by and between The Gallup Organization, Inc. ("Gallup") and @plan.inc ("@plan").

        WHEREAS, Gallup has historically provided @plan with certain research services for profiling the United States population of adults who use the World Wide Web (the "Web"); and

        WHEREAS, @plan desires to engage Gallup and Gallup desires to be engaged to provide similar research services to @plan for profiling the U.S. population of adults who use the Web or the Internet (as defined below) for retail transactions.

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which is acknowledged by this Agreement, Gallup and @plan agree as follows:

        1. Research Services. In cooperation with @plan, Gallup shall prepare a system of survey research designed to provide @plan with statistically reliable data for profiling the United States population of adults who use the Web or any other global telecommunications network facilities or applications now known or developed in the future as the parties may jointly agree to study (collectively the "Internet"), for retail transactions (the "Retail Transaction Vertical"). Gallup shall provide all necessary data collection and survey research services that the parties shall jointly deem necessary for the Retail Transaction Vertical from time to time during the term hereof (the "Research Services"). The scope of the Research Services to be performed under this Agreement and the descriptions and schedule of deliverables are set forth in the attached Exhibit
A. Modifications to the scope of the Research Services or deliverables shall require a signed Letter of Authorization. A form Letter of Authorization is attached as Exhibit B.

        2. Fees. @plan shall pay to Gallup for the services rendered under this Agreement, fees in the amounts as set forth on Exhibit C attached hereto, subject to adjustment during the term hereof as mutually agreed to by the parties; provided, however, that the fees (not including incentive payments) for providing quarterly surveys during the term of this Agreement shall not increase by more than the annual percentage increase during the immediately preceding year in the Consumer Price Index-All Consumers (All Items)-United States City Average, as compiled by the United States Department of Labor. For each quarterly survey, 50% of the fees shall be due and payable by @plan prior to the commencement of that quarter's survey and the balance shall be due and payable within 30 days of completion of 50% of the total number of interviews to be completed during that quarterly survey. @plan shall also pay to Gallup all amounts that Gallup commits to provide, as estimated on Exhibit C, to survey respondents it recruits as incentives for completing the surveys. The moneys paid for any incentives shall be paid by @plan before the letters to the recruited respondents are sent. Any increase in the amount committed by Gallup as incentives which in the aggregate exceeds 10% of either the estimate set forth on Exhibit C or the amount paid in incentives in the course of the immediately preceding quarterly survey, as applicable, shall only be made with the prior written consent of @plan.


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        3. Term and Termination. Gallup shall provide the Research Services for a term ending August __, 2009, provided @plan shall have the right to terminate this Agreement on any anniversary date of the date hereof (an "Anniversary Date") prior to August __, 2009 by delivering written notice of termination to Gallup 90 days prior to such Anniversary Date. Either party may terminate this Agreement if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

        4. Exclusivity. During the term of this Agreement, Gallup shall conduct Exclusive Research Services (as hereinafter defined) exclusively on behalf of and for the benefit of @plan. For purposes of this section, "Exclusive Research Services" shall be defined as any and all services including and related to the telephone recruitment of a survey population of Internet users and the collection of data from such population in any form, including by means of an online survey, for use in syndicated marketing research or database products related to retail transactions on the Internet. Exclusive Research Services shall not include online or Internet research for clients who do not incorporate the research in a syndicated database product.

        In the event that the payments received by Gallup from @plan for Research Services pursuant to this Agreement in any calendar year is less than 90% of the payments received in the prior calendar year pursuant to this Agreement (excluding any start up costs, including, without limitation, any pre-test, base wave or initial survey costs), the exclusivity provisions of this paragraph 4 shall terminate with respect to the Retail Transaction Vertical.

        5. Ownership. Gallup agrees that all research and any other work Gallup has performed or may perform, and any and all resulting work product and data, in connection with the Research Services provided pursuant to this Agreement shall be the exclusive property of @plan.

        6. Confidential Information.

           a. Each party acknowledges that it may be exposed to confidential and proprietary information belonging to the other party or relating to its affairs, including, without limitation, customer lists, business plans, marketing plans and strategies, financial information, product or service information and other materials expressly designated or marked as confidential ("Confidential Information"). Confidential Information does not include (i) information already known or independently developed by the recipient; (ii) information in the public domain through no wrongful act of the party, or (iii) information received by a party from a third party who was free to disclose it.

           b. Each party agrees that during the term of this Agreement and at all times thereafter it shall not use, commercialize or disclose the other party's Confidential Information to any person or entity, except to its own employees having a "need to know". Each party shall use at least




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the same degree of care in safeguarding the other party's Confidential
Information as it uses in safeguarding its own Confidential Information, but in no event shall a party use less than due diligence and care.

        7. Injunctive Relief. The parties acknowledge that violation by one party of the provisions of Section 4, Section 5 or Section 6 would cause irreparable harm to the other party not adequately compensable by monetary damages. In addition to other relief, it is agreed that preliminary and permanent injunctive relief shall be available without necessity of posting bond to prevent any actual or threatened violation of such provisions.

        8. Approval of Use of Gallup Name. The parties agree that the Gallup name may not be used in any advertising or promotional materials in support of a particular product, service, or point of view other than for the purpose of informing the recipient that Gallup conducted the survey research portion of the Retail Transaction Vertical database. Public references to Gallup research findings that support a particular product, service, or point of view are similarly prohibited. Both parties agree that @plan may put the following statement in advertising and promotional materials: "The survey research component of this database was conducted by The Gallup Organization."

        9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Connecticut applicable to agreements entered into and wholly performed in Connecticut.

        10. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

        11. Entire Agreement; Severability. This Agreement sets forth the entire understanding between the parties with respect to the Research Services. In the event of any conflict between the terms and conditions which appear in this Agreement and any purchase order or other document under this Agreement, the terms and conditions of this Agreement shall control. The invalidity, illegality or unenforceability of any one or more provisions of this Agreement shall in no way affect or impair the validity, legality or enforceability of the remaining provisions, which shall remain in full force and effect. No waiver by either party of any breach, default or violation of any term, warranty, representation, agreement, covenant, condition or provision of this Agreement shall constitute a waiver of any subsequent breach, default or violation of the same or other term, warranty, representation, agreement, covenant, condition or provision.

        12. Amendments. No amendment, modification, termination or waiver of any provision of the Agreement shall be effective unless that same shall be in writing and signed on behalf of the nonrequesting party , and then such consent shall be effective only in the specific instance and for the specific purpose for which it is given.

        13. Notices. All notices and other communications from either party to the other under this Agreement shall be in writing and shall be deemed given when delivered personally, by courier



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service or when deposited in the U.S. Mail, certified or registered mail, return receipt requested, postage prepaid and properly addressed to:

        Gallup:      The Gallup Organization
                     300 South 68th Street Place
                     Lincoln, NE 68510
                     Attention: Steven D. O'Brien

        @plan:       @plan.inc
                     Three Landmark Square
                     Suite 400
                     Stanford, CT 06901
                     Attn: Mark K. Wright

        14. No Third Party Beneficiaries. This Agreement shall not be deemed to give any right or remedy to any third party whatsoever unless that right or remedy is specifically granted to the third party by the express terms of this Agreement.

        IN WITNESS WHEREOF, Gallup and @plan have caused this Agreement to be executed by their duly authorized officers as of the date first above written.



                                THE GALLUP ORGANIZATION, INC:


                                By: /s/ Steven D. O'Brien
                                   ------------------------------------------

                                Title: General Counsel and Corporation Secretary
                                      ------------------------------------------



                                @PLAN.INC


                                By: /s/ Mark K. Wright
                                   ---------------------------------------------

                                Title: CEO
                                      ------------------------------------------



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                                    EXHIBIT A

                                 PROJECT DETAIL

        The Gallup Organization will supply @plan with approximately 15,000 cases of data each quarter based on an internet survey running approximately 45 minutes. The data will be based on a random digit dial telephone survey that screens for qualified internet users. Data import will include various data checking procedures to ensure that accurate data is provided to @plan. All respondent- identifying information will be removed from the data provided to @plan in the normal course of providing the Research Services under this Agreement. Notwithstanding the foregoing, @plan shall have access to respondent-identifying information of those respondents who agree to be recontacted at all times and upon request shall take delivery of all such respondent-identifying information; provided, however, @plan agrees to use this information only in furtherance of its operations and, therefore, will not sell or otherwise transfer ownership of the respondent data to any third party.


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                                    EXHIBIT B

                             LETTER OF AUTHORIZATION

        This Letter of Authorization adds to, modifies, or otherwise amends that certain Research Services Agreement between @plan and Gallup, dated , with regard to the following Research Services set forth below to be provided for the Retail Transaction Vertical.

        1. The following constitutes the Research Services or deliverables under this Research Services Agreement ("Additional Services"):

        2. The pricing for the Additional Services, exclusive of expenses and costs otherwise payable under the Research Services Agreement, shall be as follows:

        3. Gallup will bill for Additional Services as follows:

        4. Except as specifically amended by this Letter of Authorization, all the terms and conditions of the Research Services Agreement shall remain in full force and effect. This Letter of Authorization shall be effective upon complete execution and receipt by Gallup's Contracting Officer. Gallup shall have no obligations to initiate work on the Additional Services, nor shall it be responsible for any project timeliness for the Additional Services, until this Letter of Authorization becomes effective.

        If the foregoing terms and conditions meet with your understanding and approval, please indicate Client's acceptance and agreement by signing this Letter in duplicate and returning one original to the undersigned.


THE GALLUP ORGANIZATION                      @PLAN.INC

By:                                          By:
   ---------------------------------            --------------------------------
PRINT NAME:                                  PRINT NAME:
           -------------------------                    ------------------------
TITLE:                                       TITLE:
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DATE:                                        DATE:
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